UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2008

SJ ELECTRONICS, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-52284	87-0530644
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

5F, No.166, Sinhu 2nd Road
Neihu District, Taipei City 114
Taiwan
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-8862-8791-8838

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 17, 2008, Zheng James Chen resigned as a Director of SJ Electronics, Inc. (the “Company”). On October 20, 2008, Chia-Hsiang Peter Chang resigned as the President and a Director of the Company, and Yu Ping Agatha Shen resigned as a Chairperson of the Company. Ms. Shen remained a Director of the Company. The resignations were not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

On October 20, 2008, Ming Michael Liu was elected a Director and the Chairman of the Company, and appointed the President of the Company.

Prior to joining the Company, Ming Michael Liu, age 33, has been since 2006 a director of Sino-American Capital Group, LLC, an advisory company based in the Peoples Republic of China which is engaged in developing business and financial relationships between the U.S. and the People's Republic of China. Mr. Liu was the CEO of Ubrandit.com a public company listed on the OTC BB from October 2006 to February 2007. In February 2007 Ubrandit merged with Advanced Green Materials, a company based in Harbin in the Peoples Republic of China. From 2004 to 2005 Mr. Liu was a member of the Board and Corporate Secretary to Advanced Battery Technologies, Inc., a Delaware holding Company listed on NASDAQ under the symbol ABAT whose Chinese subsidiary, ZQ Power-Tech, is engaged in the development and manufacture of lithium-ion batteries. From 2003 to 2004 Mr. Liu was Secretary to the Board of ZQ Power-Tech. From 1999 until 2003 Mr. Liu was Vice President of Harbin Ridaxing Science and Technology Co., Ltd., a technology provider located in the City of Harbin, China. Mr. Liu received a degree in electric engineering from Zhongshan University in Gungazhou in 1997. Mr. Liu is a resident of Canada and a citizen of the PRC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SJ Electronics, Inc.

October 23, 2008	By:	/s/ Michael Ming Liu
Michael Ming Liu
President and Chairman